Exhibit 99

FOR IMMEDIATE RELEASE
CONTACT:

     Mr. George Keister
     Chief Financial Officer
     EquiMed, Inc.
     (814) 238-0375

           EQUIMED SUES ERNST & YOUNG FOR $75 MILLION
                   OVER WITHHELD AUDIT REPORT

State College, PA -- (August 11, 1998) -- EquiMed, Inc. (OTC BB:
EQMD) announced today that it has filed a lawsuit which seeks no less than $75 million in damages from the accounting firm of Ernst & Young, LLP. The lawsuit alleges that Ernst & Young, after having been paid approximately $1 million in connection with the preparation of its Report of Independent Auditors pertaining to EquiMed's 1997 year-end financial statements, refused to issue the final report and the corresponding audit unless EquiMed agreed to pay an additional $1.6 million in fees and expenses. EquiMed alleges that, despite its multiple requests, Ernst & Young has been unable to produce adequate documentation to support the additional fees and expenses for which it seeks payment.

In the three-count Complaint recently filed in the Pennsylvania Court of Common Pleas, EquiMed alleges that Ernst & Young's withholding of the Report of Independent Auditors because of the fee dispute prevented EquiMed from filing its Form 10-K for the fiscal year ended December 31, 1997 with the Securities and Exchange Commission and resulted in the recent delisting of EquiMed from the NASDAQ stock market.

In chronicling the fee dispute, the Complaint alleges that Ernst & Young's failure to issue the Report of Independent Auditors, and any audit regarding EquiMed's 1997 financials, breached the agreement which Ernst & Young had with EquiMed to provide such services and that such failure constituted negligence on the part of Ernst & Young.

The Complaint also alleges that Ernst & Young fraudulently overstated its professional fees and expenses in its billings to EquiMed, that EquiMed repeatedly requested detailed documentation from Ernst & Young to support the accounting firm's billings, and that Ernst & Young claimed it had no such documentation to produce.

EquiMed has established an internet website in connection with the lawsuit with Ernst & Young. Information about the lawsuit will be available tomorrow at http://www.eylawsuit.com.

Ernst & Young resigned as EquiMed's independent auditors in late July of this year. Accordingly, EquiMed is in the process of
<PAGE 1> obtaining new independent auditors and it is impossible to determine when EquiMed's 1996 Form 10-K will be filed with the SEC. EquiMed is requesting that the SEC investigate the conduct and billing practices of Ernst & Young.

EquiMed also announced today that George Keister has been named its Chief Financial Officer. For the past fifteen months, Mr. Keister has served as Director for Financial Reporting for Trident International Management, Inc. He previously has served in various financial capacities with Continental Bank, Ametek, Inc., and Rohm & Haas.

EquiMed is a transnational medical practice management services and outsourcing company. It provides oncology and anesthesiology services in selected geographical markets through its network of specialty medical providers, as well as a host of other medical and non-medical management and data processing services both domestically and internationally.

This press release contains certain forward-looking statements which involve certain significant risks and uncertainties, as described in EquiMed's filings with the Securities and Exchange Commission. EquiMed's actual results may differ materially from
those described in such forward-looking statements.    <PAGE 2>